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                                                                    Exhibit 21.1

                              List of Subsidiaries


Name of Subsidiary               Date of Incorporation    Place of Incorporation
------------------               ---------------------    ----------------------

Centra Software Europe Limited   June 25, 1999            United Kingdom

Centra Software Securities
   Corporation                   December 30, 1999        Massachusetts

Centra Software Southern
   Europe SAS                    March 16, 2001           France

Centra RTP, Inc.                 April 9, 2001            Delaware

Centra Software Nordic ApS       September 26, 2001       Denmark